Exhibit 10.51
FIRST AMENDMENT TO
THE SYSCO CORPORATION
AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS STOCK PLAN
     Section 3.1 of the Sysco Corporation Amended and Restated 2005 Non-Employee Directors Stock Plan (the “Plan”) is hereby amended by deleting it in its entirety and replacing it with the following:
Section 3.1 Eligibility. A Non-Employee Director who is otherwise eligible to receive cash payment for services provided as a Director may elect to receive up to 50% of his or her annual retainer fee (exclusive of any fees or other amounts payable for attendance at the meetings of the Board or for service on any committee thereof and exclusive of any additional retainer fee paid to the Non-Executive Chairman of the Board for his or her service in such capacity), in 10% increments, in the form of Common Stock (a “Stock Election”), subject to the following terms of this Article 3. The amount of the fee which a Non-Employee Director elects to receive in Common Stock is referred to herein as the “Elected Amount.” The Elected Amount shall be deducted ratably from the quarterly payments of the annual retainer fee payable to such Non-Employer Director in that fiscal year in which the Elected Amount would have been paid but for the Stock Election.
     Sections 3.2 and 3.4 of the Plan are hereby amended so that all references therein to “Stock Election” are capitalized.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed, effective as of the 28th day of June, 2009.

SYSCO CORPORATION

By:	/s/ Michael C. Nichols

	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Secretary